As filed with the Securities and Exchange Commission on January 22, 1998. Registration No. 333-39421

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                          ____________________

                              FORM S-3/A
                           (AMENDMENT NO. 2)
                        REGISTRATION STATEMENT
                                UNDER
                       THE SECURITIES ACT OF 1933
                          ____________________
                      BIOJECT MEDICAL TECHNOLOGIES INC.
            (Exact Name of Registrant as Specified in Its Charter)
                        7620 SW Bridgeport Road
                        Portland, Oregon  97224
                            (503) 639-7221
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  Oregon                          3845                       93-1099680
(State of other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization  Classification Code Number)    Identification
                                                              Number)

                             James C. O'Shea
                        Chief Executive Officer
                   Bioject Medical Technologies Inc.
                       7620 SW Bridgeport Road
                       Portland, Oregon  97224
                           (503) 639-7221
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ____________________
                              Copies to:
                       Christopher J. Barry, Esq.
                         BOGLE & GATES P.L.L.C.
                     Two Union Square, 601 Union Street
                        Seattle, Washington  98101
                              206-682-5151
                          ____________________

Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this Registration Statement as the respective Selling Shareholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]__________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL
OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION, DATED JANUARY 22, 1998


PROSPECTUS

                             3,214,663 SHARES
                     BIOJECT MEDICAL TECHNOLOGIES INC.
                               COMMON STOCK
                           _____________________


This Prospectus pertains to the offer and sale from time to time of up to 3,214,663 shares (the "Shares") of common stock, without par value (the "Common Stock"), of Bioject Medical Technologies Inc. ("Bioject" or the "Company") by or for the account of certain of the Company's shareholders (collectively, the "Selling Shareholders"). See "Selling Shareholders."

The Shares offered hereby may be sold by the Selling Shareholders directly or through agents, underwriters or dealers as designated from time to time or through a combination of such methods. The Company will receive none of the proceeds from any sale of Shares by or for the account of the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate with one or more of the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received or profit realized by them in connection with the resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders" and
"Plan of Distribution."

The Company has agreed to bear all expenses relating to this registration, other than underwriting discounts and commissions. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."


The Common Stock is quoted on the NASDAQ National Market under the symbol "BJCT". On January 21, 1998, the closing bid price of the Common Stock as reported by NASDAQ was $1.093.

                             _____________________

See "Risk Factors" beginning on page four of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.
                             _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Shares may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right of the Selling Shareholders to reject any order in whole or in part.


The date of this Prospectus is January __, 1998.


                                  AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain financial and other information relating to the Company is contained in the documents indicated below under "Incorporation of Certain Documents By Reference" which are not presented herein or delivered herewith. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the Commission's Internet address, http://www.sec.gov, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, the Common Stock is listed on the NASDAQ National Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:


1. The Company's Annual Report on Form 10-K for the year ended March 31, 1997.
2. Amendments to the Company's Annual Report for the year ended March 31, 1997, on Forms 10-K/A filed on July 29, 1997, August 20, 1997 and January 22, 1998.
3. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997.
4. Amendment to the Company's Quarterly Report for the period ended September 30, 1997 on Form 10-Q/A filed on January 22, 1998.
5. The Current Reports on Form 8-K filed on January 22, 1998, November 14,
   1997, November 3,1997, October 31, 1997, October 21, 1997, October 3, 1997
   and October 1, 1997.
6. Amendment to the Company's Current Report filed on November 3, 1997 on Form 8-K/A filed on January 22, 1998.
7. Amendment to the Company's Current Report dated January 14, 1996 on Form 8-K/A filed on January 22, 1998.
8. The Company's Quarterly Report on Form 10-Q for the period ended June 30,
   1997.
9. Amendment to the Company's Quarterly Report for the period ended June 30, 1997 on Form 10-Q/A filed on January 22, 1998.
10.The Definitive Proxy Statement for the Annual Meeting of the Company on
   Schedule 14A, dated August 1, 1997.
11.The Definitive Proxy Statement for the Special Meeting of the Company's
   Shareholders on Schedule 14A, dated January __, 1998.
12.The description of the Company's Common Stock contained in the Company's registration statement under Section 12 of the Exchange Act, dated January 29, 1987, and any amendment or report updating such description, including without limitation, Amendment No. 1 thereto dated October 5, 1987, Amendment No. 2 thereto dated October 26, 1987, Amendment No. 3 thereto dated December 23, 1987, Amendment No. 4 thereto dated January 27, 1988 and Amendment No. 5 thereto dated February 9, 1988, the Company's Current Reports on Form 8-K dated December 17, 1992, November 29, 1995 and December 14, 1995.


All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to the Secretary of the Company at 7620 SW Bridgeport Road, Portland, Oregon 97224 (telephone number: (503) 639-7221).

                                 THE COMPANY

Bioject develops, manufactures and markets a jet injection system for needle-free drug delivery. Using this technology for injections virtually eliminates the associated risk of contaminated needlestick injuries and resulting blood-borne pathogen transmission, a major concern throughout the healthcare industry. The Company manufactures and markets a professional jet injection system, the Biojector 2000, which allows healthcare professionals to inject medications through the skin, both intramuscularly in the deltoid muscle and subcutaneously, without a needle. The Biojector 2000 system consists of two components: a hand-held, reusable jet-injector; and a sterile, single-use disposable syringe. The system is capable of delivering variable dose needle-free injections up to 1 ml. Additionally, the Company has developed a self-injection system for delivery of various medications up to 1 ml for use by non-professionals and the Company is also developing systems for Hoffmann-La Roche to use with certain of their products pursuant to an agreement signed January 10, 1995.

The Company was formed in December 1992 for the sole purpose of acquiring all the capital stock of Bioject Medical Systems Ltd. in a stock-for-stock exchange in order to establish a U.S. domestic corporation as the publicly traded parent company for Bioject Inc., an Oregon corporation formed in 1985, and Bioject Medical Systems Ltd., a company organized under the laws of British Columbia, Canada, and which was terminated in July 1996.

The Company's operations are conducted by Bioject Inc., an Oregon corporation, which is a wholly-owned subsidiary of the Company. The Company also is the majority owner of Bioject J.V. Subsidiary Inc. ("JV Sub"), a joint venture with Elan International Services, Ltd. ("Elan"), a wholly-owned subsidiary of Elan Corporation, plc ("Elan plc") which was formed in October 1997 for the purpose of researching, developing and commercializing a continuous glucose monitoring system for diabetics. All references to the Company herein are to Bioject Medical Technologies Inc. and its subsidiaries, unless the context requires otherwise. The Company's executive offices and operations are located at 7620 S.W. Bridgeport Road, Portland, Oregon 97224, and its telephone number is (503) 639-7221.

"Biojector(R)" and "Bioject (R)" are trademarks of the Company.

                          RECENT DEVELOPMENTS

On September 30, 1997 pursuant to a letter agreement subsequently closed on October 15, 1997, the Company completed a series of agreements (the "Elan Transactions") with Elan, a drug delivery and biopharmaceutical company, for the creation and funding of a joint venture for the research, development and commercialization of a continuous glucose monitoring system for diabetics. In connection with the Elan Transactions, Elan purchased 2,727,273 shares of common stock of the Company at a price of $1.10 per share, which price was determined by arms-length negotiation with Elan. The Company also granted to Elan warrants to purchase 1.75 million shares of common stock at a price of $2.50 per share. The exercise price of the warrant was determined by arms-length negotiation with Elan. The Company was introduced to Elan by Raphael, LLC, a management consulting firm. In return for such services, Raphael, L.L.C.
will receive a consulting fee of $150,000 and, subject to shareholder approval, a warrant to purchase 100,000 shares of the Company's common stock.

The parties anticipate that an ambulatory monitoring system will be developed under a license (the "License") granted by Elan plc to JV Sub of certain patents and know-how (the "Technology") related to systems for the continuous monitoring of glucose levels in persons with diabetes. The system is expected to include a patch-like sensor coupled with a wrist watch-type monitoring device to measure glucose levels. The Company entered into the Elan Transactions because it believes that the technology is promising and brings the benefit of diversification from the Company's dependence on jet injection technology, and that these benefits justify assuming the obligations and risks involved in the Elan Transactions.


The Company's subsidiary, JV Sub, is 80.1 percent owned by the Company and 19.9 percent owned by Elan. The Company has invested approximately $12.015 million in JV Sub's common stock and Elan has invested approximately $3 million in JV Sub's common stock.
Elan loaned the Company the funds the Company has invested in JV Sub. The loan is evidenced by a promissory note issued by the Company (the "Note"). The Note bears interest from and after October 15, 1997 at the rate of 9 percent until December 31, 1997 and 12 percent thereafter. The Company has sought shareholder approval to cancel the Note and exchange it for the Company's Series A Convertible Preferred Stock and Series
B Convertible Preferred Stock.  The $15 million invested by the
Company and Elan in JV Sub was paid to Elan as a license fee. In addition to the initial license fee, JV sub is required under the license to pay
Elan plc an aggregate of $15.5 million in further royalties in stated amounts as the following milestones are achieved: $1 million within 10 days of the commencement of pivotal clinical trials; $1.5 million within 120 days of the successful completion of the clinical trials; $3 million within 10 days of the initial regulatory filing to obtain marketing approval; and $10 million within 120 days of the grant of U.S. marketing approval for the first product.


Subject also to shareholder approval, the Company intends to obtain up to $4 million for its further investment in JV Sub's capital stock from the sale to Elan of Series C Convertible Preferred Stock or other similar series of preferred stock in that amount. Subject to certain conditions, including approval of the proposal by the Company's shareholders and the use of the proceeds of the investment solely to fund such further investments in JV Sub, the Company has the right to require Elan to purchase such amount of the Series C Convertible Preferred Stock or other similar series of preferred stock, at a price per share equal to ten times the average market price of the Company's Common Stock for a ten day period prior to the date of
issuance of the Series C Convertible Preferred Stock.   Each
share of Series C Preferred Stock is convertible into ten shares of Common Stock, subject to certain adjustments. The agreement by Elan to purchase such Series C Convertible Preferred Stock will expire 30 months after the date the Company's shareholders approve the Proposal.

In September 1997 the Company issued to Robert R. Gonnelli, for his assistance with the equity placement, a warrant to purchase a total of 350,000 shares of common stock of the Company, of which 200,000 may be exercised at a price of $1.00 and the remainder at a price of $1.10.
In addition, upon the achievement of certain sales goals and other services over the next two fiscal years, the Company will issue to Mr. Gonnelli further warrants.

In June and July 1997, the Company completed a private placement (the "Placement") of 2,906,977 units, each unit consisting of one share of Common Stock and one warrant (a "Warrant") to purchase one-half share of Common Stock at an exercise price of $0.71 per share. The Warrants, which are exercisable in whole or from time to time in part, expire five years from the date of issuance, and are transferable subject to compliance with all applicable
federal and state securities laws.   Proceeds to the Company (excluding
estimated expenses) totalled $1,250,000. In May 1997, in return for services provided, the Company granted to Amy Factor a warrant to purchase 25,000 shares of common stock at an exercise price of $0.50 per share.

                                   RISK FACTORS

The Shares offered hereby involve a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before making an investment in the Shares offered hereby. This Registration Statement and documents incorporated herein contain forward-looking statement within the
meaning of Section 27A of the Securities Act.   Discussion containing such
forward-looking statements may be found in the material within this Registration Statement generally as well as within the documents listed under "Incorporation of Certain Documents by Reference" and documents subsequently filed pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Registration Statement generally.
The Company cautions the reader that this list of factors may not be exhaustive.

Uncertainty of Market Acceptance. The Company's success will depend upon market acceptance of its jet injection drug delivery system, the Biojector 2000 system, and, to a lesser extent, other products under development. Currently, the dominant technology used for intramuscular and subcutaneous injections is the hollow-needle syringe. Needle-syringes, while low in cost, have limitations, particularly relating to contaminated needlestick injuries. Use of the Biojector 2000 system for intramuscular and subcutaneous injections virtually eliminates the associated risk of these injuries; however, the cost per injection is significantly higher. There can be no assurance that the Biojector 2000 system will compete successfully. A previous jet injection system manufactured by the Company did not achieve market acceptance and is no longer being marketed. The Biojector 2000 was introduced in January 1993. To date, the major portion of sales have been to HMI which were not placed in service and which the Company has repurchased at a substantial discount to the original selling price after the cancellation of its agreement with HMI. Failure of the Biojector 2000 system to gain market acceptance would have a material adverse effect on the Company's financial condition and results of operations.

Uncertainty of New Product Development. The Company's joint venture with Elan, JV Sub, intends to develop certain technology licensed from Elan and to create an ambulatory monitoring system which permits the continuous monitoring of glucose levels in persons with diabetes. The system is in the early stages of development, and there can be no assurance that JV Sub will be successful in developing a product or that any such product can be manufactured or marketed in a commercially viable manner. It also is likely that significant additional levels of funding will be required to develop the technology, which will require the future issuance of debt or equity securities by either the Company or JV Sub. Further, there can be no assurance that, should a glucose monitoring system be developed, such system would receive the requisite governmental clearance. See "- Governmental Regulation."

History of Losses; Uncertain Profitability. Since its formation in 1985, the Company has incurred significant annual operating losses and negative cash flow. At March 31, 1997, the Company had an accumulated deficit of $34.2 million. The Company's revenues to date have been derived primarily from licensing and technology fees, and from limited product sales, which were principally sales to dealers for the stocking of inventories and to HMI.
More recently, the Company has sold its products to end users, primarily to the public health clinics for vaccinations and nursing organizations for flu immunizations, but the Company has not attained profitability on the basis of these sales. There can be no assurance that the Company will be able to generate significant revenues or achieve profitability.

Failure to Obtain Shareholder Approval of the Elan Transactions.
As discussed more fully above in "Recent Developments" and in the documents incorporated herein by reference, the Company has sought shareholder approval to cancel the Note and exchange it for the Company's Series A and Series B Convertible Preferred
Stock. Should the Company not obtain shareholder approval, it will be unable to cancel the Note and exchange it for the Series A and Series B Convertible Preferred Stock. Instead, the Company will be obligated to pay interest on the Note in cash and would remain subject to the requirement to repay the principal when due, the impact of which could materially affect the Company's liquidity and operations. Also as part of the Elan transactions, the Company has sought shareholder approval of the issuance to Elan of the Company's Series C Convertible Preferred Stock or substantially similar convertible preferred stock to fund the Company's obligations to contribute capital to JV Sub to fund future research in the field of glucose monitoring. Should the Company not obtain shareholder approval of such issuance, the Company would be required to find alternative sources of meeting its financing commitments to JV Sub. No arrangements are in place and no discussions have been initiated with respect to any such financing. There can be no assurance that the Company would succeed in obtaining alternative financing or that such financing would be on favorable terms.


Possible Termination of the License. Pursuant to the terms of the License, the License may be terminated under certain conditions. In the event that 15% of JV Sub's equity is acquired by any one of a number of specified companies identified by Elan as actual or potential competitors, or any other entity to which Elan does not consent, which consent shall not be unreasonably withheld in the case of such other, unspecified companies, the License may be immediately terminated at Elan's option. Further, the License itself is contingent, on a country-by-country basis, on JV Sub's diligently seeking and obtaining regulatory marketing approval for licensed products and on JV Sub's timely commercial launch of the licensed products in countries where such approval has been obtained. Termination of the License may have a material adverse effect on the Company's financial condition and results of operations.


Need for Additional Financing. The Company's revenues from operations have not been sufficient to satisfy its cash requirements and it has relied upon the proceeds of sales of equity securities to fund its operations. The Elan Transactions involve significant financial commitments by the Company to fund the activities of JV Sub, as well as significant payment obligations by JV Sub to Elan as development milestones are met, which are in addition to the Company's cash requirements relating to its current activities involving jet injection technology. Failure to obtain shareholder approval of the issuance to Elan of Series A and Series B Convertible Preferred Stock in exchange for the Note will obligate the Company to pay principal and interest on the Note in cash. The Company plans to fund its cash requirements through sales of equity securities, and anticipates that JV Sub will fund its activities through the sales of equity securities to the Company and Elan or to third parties. There can be no assurance that adequate financing could be obtained on favorable terms or at all. Failure to obtain adequate financing would materially adversely affect the Company's business and could result in defaults in the Company's or JV Sub's obligations relating to the Elan Transactions, loss of JV Sub's rights to the technology under the license, dilution of the Company's interest in JV Sub or the need to curtail operations of the Company or JV Sub due to inadequate cash resources or other adverse consequences. The sale of equity securities on unfavorable terms to meet the Company's obligations could result in material dilution to the existing shareholders.

Effects of Convertible Preferred Stock. If the Company's shareholders approve the issuance by the Company of Series A and B Convertible Preferred Stock in exchange for the Note, the Company's obligations under the Note will be extinguished, but the Common Stock will be subject to the rights and preferences of the Series A and B Convertible Preferred Stock, which will have a liquidation preference of $12.015 million plus interest accrued under the Note and accrued and unpaid dividends. Further, the Series A and B Convertible Preferred Stock is convertible to Common Stock at a conversion price of $1.50 per share at any time, and at the end of seven years unless earlier converted by the holders or redeemed by the Company, the shares Series A and B Convertible Preferred Stock and accrued but unpaid dividends convert automatically into Common Stock at the conversion price equal to the lesser of $1.50 per share or 80% of the then prevailing market price of Common Stock. Accordingly, conversion of Series A and B Convertible Preferred Stock to Common Stock could result in issuances of significant amounts of Common Stock at deemed prices lower than prevailing market prices at the time of conversion. Should the Company issue Series C Convertible Preferred Stock or other similar series of Preferred Stock to Elan to enable the Company to fund capital contributions to JV Sub, the aggregate amount of Preferred Stock liquidation preferences and Common Stock issuable upon conversion of Preferred Stock would increase.

Limited Manufacturing Experience; Need to Reduce Unit Cost. The Company has limited experience manufacturing its products in commercial quantities. The Company has increased its production capacity for the Biojector 2000 system through automation of, and changes in, production methods. The current cost per injection of the Biojector 2000 system is substantially higher than that of traditional needle-syringes, its principal competition. A key element of the Company's business strategy is to reduce the overall system cost through automating production and packaging. The Company has experienced and may experience setbacks and delays in its cost reduction efforts including failure to deliver reduced cost parts to specifications. There can be no assurance that the Company will be able to develop and implement effective high volume production or achieve necessary unit cost reductions. Failure to do either would adversely affect the Company's financial condition and results of operations.

Governmental Regulation. The Company's products and manufacturing operations are subject to extensive government regulation, both in the U.S. and abroad. In the U.S., the development, manufacture, marketing and promotion of medical devices are regulated by the Food and Drug Administration ("FDA") under the Federal Food, Drug, and Cosmetic Act ("FFDCA"). In 1987, the Company received clearance from the FDA under Section 510(k) of the FFDCA to market a hand-held CO2-powered jet injection system. The FFDCA provides that new premarket notifications under Section 510(k) of the FFDCA are required to be filed when, among other things, there is a major change or modification in the intended use of a device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is expected to make the initial determination as to whether the change to its device or its intended use is of a kind that would necessitate the filing of a new 510(k) notification. Although the Biojector 2000 system incorporates changes from the system with respect to which the Company's 1987 510(k) marketing clearance was received and expands its intended use, the Company made the determination that these were not major changes or modifications in intended use or changes in the device that could significantly affect the safety or effectiveness of the device and that, accordingly, the 1987 510(k) clearance permitted the Company to market the Biojector 2000 system in the U.S. In June 1994, the Company received clearance from the FDA under 510(k) to market a version of its Biojector 2000 system in a configuration targeted at high volume injection applications. In October 1996, the Company received 510(k) clearance for a non-needle disposable vial access device. In March 1997, the Company received additional 510(k) clearance for certain enhancements to its Biojector 2000 system.

Future changes to manufacturing procedures could necessitate the filing of a new 510(k) notification. Also, future products, product enhancements or changes, or changes in product use may require clearance under Section
510(k), or they may require FDA premarket approval ("PMA") or other regulatory approvals. PMAs and these other regulatory approvals generally involve more extensive prefiling testing than a 510(k) clearance and a longer FDA review process. Under current FDA policy, applications involving prefilled syringes would be evaluated by the FDA as drugs rather than devices, requiring FDA new drug applications ("NDAS") or ANDAs. Depending on the circumstances, drug regulation can be more bureaucratic and time consuming than devise regulation.

No approvals from the FDA have been obtained for the marketing of products that may be developed based on glucose monitoring technology licensed from Elan. The Company has not determined what FDA approvals are likely to be required with respect to any products developed based on this technology, but anticipates extensive testing and FDA review would be required of any such product, and there can be no assurance that FDA approval could be obtained in a timely manner or at all.

FDA regulatory processes are time consuming and expensive, and there can be no assurance that product applications submitted by the Company will be cleared or approved by the FDA. In addition, the Company's products must be manufactured in compliance with Good Manufacturing Practices ("GMP") specified in regulations under the FDA Act. The FDA has broad discretion in enforcing the FDA Act, and noncompliance with the Act could result in a variety of regulatory actions ranging from product detentions, device alerts or field corrections, to mandatory recalls, seizures, injunctive actions, and civil or criminal penalties.

Distribution of the Company's products in countries other than the U.S. may be subject to regulation in those countries. An application was made to the Japan Ministry of Health and Welfare to obtain necessary approvals to market the Biojector 2000 system in Japan which was not carried to completion by the Company's then Japanese distributor.

Possible Failure to Maintain Listing Criteria for Nasdaq Listing. So long as the Note remains outstanding, and the Company does not obtain other substantial equity financing, the Company will have negative net tangible assets. The National Market requires as a condition of listing that listed companies maintain net tangible assets of at least $4 million and the Nasdaq SmallCap Market requires net tangible assets of $2 million.
While the Note remains outstanding the Company's net assets will remain below these minimum requirements. Failure to obtain shareholder approval of the proposal to cancel the Note and exchange it for preferred stock could result in the delisting of the Company from NASDAQ, making trading in the Company's securities more difficult. See "-Possible Adverse Effects on Trading Market." If shareholder approval of the exchange is not obtained, the Company would seek to take other actions including obtaining alternative financing, or seeking approval from NASDAQ, to maintain listing eligibility, but there can be no assurance that the Company would be successful in such efforts or would be able to maintain the NASDAQ listing.

Uncertainty in Healthcare Industry. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and reimbursement levels for healthcare products and procedures. Because the price of the Biojector 2000 system exceeds the price of needle injection systems, cost control policies of third party payors, including government agencies, may adversely affect use of the Biojector 2000 system.

Dependence on Third-Party Relationships. The Company is dependent on third parties for distribution of the Biojector 2000 system to certain market segments, for the manufacture of component parts, and for assistance with the development and distribution of its future Betaseron self-injection and application specific systems.

The Company's current manufacturing processes for the Biojector 2000 jet injector and disposable syringes consist primarily of assembly of component parts supplied by outside suppliers. Certain of these components are currently obtained from single sources, with some components requiring significant production lead times. In the past, the Company has experienced delays in the delivery of certain components, although to date no such delays have had a material adverse effect on the Company's operations. There can be no assurance that the Company will not experience delays in the future, or that such delays would not have a material adverse effect on the Company's financial condition and result of operations.

The Company has entered into agreements with certain major pharmaceutical companies for development and distribution of jet injection systems and for the development and commercialization of a continuous glucose monitoring system. These companies have the right to terminate these agreements at certain phases as defined in the agreements. There can be no assurance these companies' interest and participation in the projects will continue. Failure to receive additional funding from these companies could adversely affect the development and production of the products involved and, correspondingly, the Company's financial condition and results of operations.

Ability to Manage Growth. If the Company's products achieve market acceptance, the Company expects to achieve rapid growth. This growth strategy will require expanded customer services and support, increased personnel throughout the Company, expanded operational and financial systems, and the implementation of new control procedures. There can be no assurance that the Company will be able to attract qualified personnel or successfully manage expanded operations. As the Company expands, it may from time to time experience constraints that would adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company's financial condition and results of operations.

Competition. The medical equipment market is highly competitive and competition is likely to intensify. The Company's products compete primarily with traditional needle-syringes, "safety syringes" and also with other alternative drug delivery systems. While the Company believes its products provide a superior drug delivery method, there can be no assurance that the Company will be able to compete successfully with existing drug delivery products. Many of the Company's competitors have longer operating histories as well as substantially greater financial, technical, marketing and customer support resources than the Company. There can be no assurance that one or more of these competitors will not develop an alternative drug delivery system that competes more directly with the Company's products, or that the Company's products would be able to compete successfully with such a product. Further, should JV Sub develop an ambulatory glucose monitoring system which obtains all necessary regulatory clearance, there can be no assurance that either the Company's or JV Sub's competitors will not develop other competing systems, or that JV Sub's system would be able to compete successfully with other systems or products.

Dependence on Two Technologies. The Company's strategy has been to focus its development and marketing efforts on its jet injection technology, and the strategy of its Joint Venture with Elan is to focus on the development and commercialization of a continuous glucose monitoring system. This focus renders the Company particularly sensitive to competing products and alternative drug delivery systems, as well as to alternative methods to monitor glucose levels in diabetics. The Company believes that healthcare providers' desire to minimize the use of the traditional needle-syringe has stimulated development of a variety of alternative drug delivery systems such as "safety syringes," jet injection systems and transdermal diffusion "patches." In addition, pharmaceutical companies frequently attempt to develop drugs for oral delivery instead of injection.

While the Company believes that for the foreseeable future there will continue to be a significant need for injections, there can be no assurance that alternative drug delivery methods will not be developed which are preferable to injection. Further, there can be no assurance that alternative glucose monitoring systems will not be developed which are preferable to that to be developed by the Company's Joint Venture with Elan.

Patents and Proprietary Rights. The Company relies on a combination of trade secrets, confidentiality agreements and procedures, and patent prosecution to protect its proprietary technologies. The Company has been granted seven patents in the United States and two patents in certain other countries covering certain technology embodied in its current jet injection system and certain manufacturing processes. Additional patent applications are pending in the U.S. and certain foreign countries. There can be no assurance that the claims contained in any patent application will be allowed, or that any patent will provide adequate protection for the Company's products and technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. In addition, the laws of foreign countries may not protect the Company's proprietary rights to this technology to the same extent as the laws of the U.S. The Company believes that it has independently developed its technology and attempts to ensure that its products do not infringe the proprietary rights of others, and the Company knows of no infringement claims. However, any such claims could have a material adverse affect on the Company's financial condition and results of operations.

Product Liability. Producers of medical devices may face substantial liability for damages in the event of product failure or if it is alleged the product caused harm. The Company currently maintains product liability insurance and has not experienced any product liability claims to date. There can be no assurance, however, that the Company will not be subject to such claims, that the Company's current insurance would cover such claims, or that adequate insurance will continue to be available on acceptable terms to the Company in the future. The Company's business could be adversely affected by product liability claims.

Dependence upon Key Employees. The Company's success is dependent upon the retention of its executive officers and other key employees. Competition exists for qualified personnel and the Company's success will depend in part upon attracting and retaining such personnel. Failure in these efforts could have a material adverse effect on the Company's business, financial condition or results of operations.


Shares Eligible For Future Sale. In November and December 1995, the Company completed a private placement of 2,303,009 units (each unit representing one share of common stock and a warrant to purchase three-quarters of one share of common stock). The Company also granted a warrant to its placement agent in the private placement to purchase 137,086 shares of common stock. The shares issued in the 1995 private placement were registered for resale on a Registration Statement on Form S-3. In December 1996, the Company
completed a private placement of 3,434,493 units (each unit representing one share of common stock and a warrant to purchase one share of common stock).
The Company also granted a warrant to its placement agent in the private
placement to purchase 156,000 shares of common stock.   The shares issued in
the private placement and the underlying shares issuable upon exercise of the warrants were registered for resale on a Form S-3 registration statement.
In June and July 1997, the Company completed a private placement of 2,906,977 units, each unit consisting of one share of Common Stock and one warrant to purchase one-half share of Common Stock. In May 1997, in return for services provided, the Company granted to Amy Factor a warrant to purchase 25,000 shares of Common Stock. The shares issued in the private placement and the underlying shares issuable upon exercise of the warrants were registered for resale on a Form S-3 registration statement. In connection with the Elan Transactions in October 1997, Elan purchased 2,727,273 shares of Common Stock and was granted a five year warrant to purchase 1.75 million shares of common stock. The Company also will grant to Raphael, L.L.C., a management consulting company which introduced Elan to the Company, a warrant to purchase 100,000 shares of Common Stock, subject to shareholder approval. See "Recent Developments." In each of the private placements and in the Elan Transactions, the Company also granted registration rights with respect to the shares issuable upon exercise of the warrants. Sales of substantial numbers of common stock in the public market, or the availability of such shares for sale, could adversely affect the market price for the common stock and make it more difficult for the Company to raise funds through equity offerings in the future.


Possible Adverse Effects on Trading Market. The Common Stock is quoted on the NASDAQ National Market. There are a number of continuing requirements that must be met in order for the Common Stock offered hereby to remain eligible for quotation on the NASDAQ National Market or the NASDAQ SmallCap Market. In August 1997, NASDAQ approved changes to its quantitative and qualitative standards for issuers listing on NASDAQ. Among the changes are the elimination of the alternative test for issuers failing to meet the minimum bid price of $1.00 and an increase in the quantitative standards for both the NASDAQ National Market and the NASDAQ SmallCap Market. The Company intends to call a Special Meeting of its shareholders to approve a proposal relating to the Elan Transaction, including the conversion of a promissory note into convertible preferred stock. If shareholder approval for the proposal is not obtained, the Company may be subject to delisting due to failure to maintain the quantitative requirements set forth by NASDAQ. See "-Possible Failure to Maintain Listing Criteria for NASDAQ Listing".

The failure to meet the maintenance criteria in the future could result in the delisting of the Company's Common Stock from NASDAQ. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of the shares of Common Stock and thereby have a material adverse effect on the trading market for the securities.

Possible Volatility of Stock Price. The market for the Company's Common Stock and for the securities of other early stage, small market-capitalization companies has been highly volatile in recent years. The Company believes that factors such as quarter-to-quarter fluctuations in financial results, new product introductions by the Company or its competition, public announcements, changing regulatory environments, sales of Common Stock by certain existing shareholders and substantial product orders could contribute to the volatility of the price of the Company's Common Stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of the Company's Common Stock.

                           USE OF PROCEEDS

The Shares offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Company will not receive any of the proceeds from the sale of the Shares.

                        SELLING SHAREHOLDERS

The Shares being offered for resale by the Selling Shareholders were acquired either in connection with the Elan Transactions and include the Common Stock sold or issued thereunder or upon conversion of outstanding debt to Schering AG into shares of the Company's common stock pursuant to the terms of the Development and Licensing Agreement with Schering AG and the Supply Agreement with Schering AG (the "Conversion"). The term "Selling Shareholder" includes all persons acquiring securities in the Elan Transactions and in the Conversion and persons acquiring such securities in permitted transfers from original holders thereof pursuant to the Registration Rights Agreement and the Development and Licensing Agreement (described below) in transactions not requiring registration under the Securities Act.

The Company granted the Selling Shareholders certain "piggyback" registration rights in connection with the registration under the Securities Act of securities in connection with a public offering (other than a registration relating to the sale of securities solely to participants in employee benefit plans or in connection with certain transactions requiring shareholder approval). All rights granted pursuant to the Registration Rights Agreement in the Elan Transaction terminate at such time as each holder under the Registration Rights Agreement has sold all registrable securities pursuant to a registration statement, Rule 144, Regulation S, or a similar provision under the Securities Act so that there is no further restriction on the transfer by the transferee.

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by the Selling Shareholders as of October 28, 1997, and as adjusted to reflect the sale of the Shares.

                  Number of Shares    Maximum Number of       Share Owned
                      Owned           Shares to be Sold     After Offering (1)
Name             Prior to Offering  under this Prospectus   Number  Percent

Schering AG            487,390              487,390          0         *

Elan International   4,477,273            2,727,273       1,750,000   6.5
Services, Ltd. (2)

       Total         4,964,663            3,214,663       1,750,000
_________________
* Less than 1%.
(1) Assumes that all of the Selling Shareholders will sell all Shares during the effective period.
(2) Includes (i) 2,727,273 shares of Common Stock and (ii) 1,750,000 shares of Common Stock issuable upon exercise of a warrant.

No Selling Shareholder has held any position or office, or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                   PLAN OF DISTRIBUTION

The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on a stock exchange or the over-the-counter market. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from one or more of the Selling Shareholders for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus. The Selling Shareholders and any broker-dealers or other persons acting on the behalf that participate with such Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Shareholders with respect to the offer or sale of the Shares pursuant to this Prospectus.

At the time that any particular offering of Shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of Shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

The Selling Shareholders may from time to time pledge the Shares owned by them to secure margin or other loans made to one or more of the Selling Shareholders. Thus, the person or entity receiving the pledge of any of the Shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for a Selling Shareholder.

The Company will not receive any of the proceeds from any sale of the Shares by the Selling Shareholders offered hereby.

Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Company shall bear customary expenses incident to the registration of the Shares for the benefit of the Selling Shareholders in accordance with the Registration Rights Agreement, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the Selling Shareholders.


The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective for at least two years from January __, 1998.

                                      LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Bogle & Gates P.L.L.C., Seattle, Washington.

                                      EXPERTS

The consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

Future financial statements of the Company and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

_____________________________________________________________________________
No dealer, salesperson, or any other person
has been authorized to give any information or
to make any representations other than those               3,214,663 Shares
contained in this Prospectus in connection
contained herein, and, if given or made, such                Common Stock
information or representations must not be                (without par value)
relied upon as having been authorized by the
Company.  This Prospectus does not constitute
an offer of any securities other than those to
which it relates or an offer to sell, or a
solicitation of an offer to buy, those to which
it relates in any jurisdiction where, or to any
person to whom, it is unlawful to make such an
offer.  The delivery of this Prospectus at any
time does not imply that there has been no change
in the information set forth herein or in the
affairs of the Company since the date hereof.
________________________
TABLE OF CONTENTS
________________________

BIOJECT MEDICAL
TECHNOLOGIES INC.

                                      Page
Available Information                  2
Incorporation of Certain Documents by
  Reference                            2
The Company                            3
Recent Developments                    3
Risk Factors                           4
Use Of Proceeds                        7
Selling Shareholders                   7
Plan of Distribution                   8
Legal Matters                          9
Experts                                9

                                                     ________________

                                                       PROSPECTUS
                                                     ________________



                                        January __, 1998


                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table itemizes the expenses incurred by the Company in connection with the shares of Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange registration fee.


Item                                                          Amount
Securities and Exchange Commission Registration Fee          $  1,490.43
Blue Sky Fees and Expenses                                          0.00
Accounting Fees and Expenses                                    5,000.00
Legal Fees and Expenses                                        10,000.00
Miscellaneous                                                       0.00

       Total                                                $  16,490.43
_________________________


The Selling Shareholders will pay no portion of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act(the "Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Company's Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

Section 60.047 of the Oregon Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Company's Articles of Incorporation contains provisions implementing, to the fullest extent allowed, limitations on a director's liability to the Company or its shareholders. The Company currently maintains officers' and directors' liability insurance.

(a) EXHIBITS.

Exhibit
Number    Description

4.1 Registration Rights Agreement dated October 15, 1997 (Incorporated by reference to Exhibit 10.42 of the Registrant's Current Report on Form 8-K dated October 31, 1997 (the "Form 8-K")
4.2 Securities Purchase Agreement dated October 15, 1997 (Incorporated by reference to Exhibit 10.41 of the Form 8-K)
4.3 Form of Series K Common Stock Purchase Warrant dated October 15, 1997 (Incorporated by reference to Exhibit 10.43 of the Form 8-K)

4.4 Development and Licensing Agreement between Schering AG, Bioject Inc. and Bioject Medical Technologies Inc. dated March 28, 1994 (Incorporated by reference to Exhibit 10.23 to the Company's Form 10-K for the year ended March 31, 1994) Confidential treatment has been granted with respect to certain portions of this exhibit pursuant to an Application for Confidential Treatment filed with the Commission under Rule 24b-2 under the Securities exchange Act of 1934, as amended.

4.5 Supply Agreement dated June 26, 1996 between Bioject Inc. and Schering AG (Incorporated by reference to Exhibit 10.32 to the Company's Form 8-K/A dated June 26, 1996). Confidential treatment has been granted with respect to certain portions of this exhibit pursuant to an Application for Confidential Treatment filed with the Commission under Rule 24b-2 under the Securities exchange Act of 1934, as amended.
5.1       Opinion of Bogle & Gates P.L.L.C.
23.1      Consent of Bogle & Gates P.L.L.C. (included in Exhibit 5.1)
23.2      Consent of Arthur Andersen LLP

24.1 Power of Attorney (see Signatures page of the Company's Form S-3 (No.333-39421) filed on November 4, 1997).

ITEM 17  UNDERTAKINGS.

(a) Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Indemnification for Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 22, 1998.


                                 BIOJECT MEDICAL TECHNOLOGIES INC.


                                 BY:/s/ Peggy J. Miller
                                        Peggy J. Miller
                                        Vice President and
                                        Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                            Date

/s/ *                    Chairman of the Board, Chief
James C. O'Shea           Executive Officer  and President
                          (Principal Executive Officer)      January 22, 1998

/s/Peggy J. Miller         Vice President, Chief Financial
Peggy J. Miller            Officer and Secretary/Treasurer
                           (Principal Accounting and
                           Financial Officer)                January 22, 1998


/s/*                       Director                          January 22, 1998
William A. Gouveia

/s/*                       Director                          January 22, 1998
John Ruedy, M.D.

/s/*                       Director                          January 22, 1998
Grace Keeney Fey

/s/*                       Director                          January 22, 1998
Eric T. Herfindal

/s/*
David de Weese             Director                          January 22, 1998

/s/*                       Director                          January 22, 1998
Richard J. Plestina

/s/*
Michael Sember             Director                          January 22, 1998


*By /s/ Peggy J. Miller
        Peggy J. Miller
        Attorney-in-fact



INDEX TO EXHIBITS

Exhibit
Number      Description

23.2        Consent of Arthur Andersen LLP

                                                          Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement of our report dated
May 2, 1997 included in the Bioject Medical Technologies, Inc. Annual
Report on Form 10-K for the fiscal year ended March 31, 1997 and to all references to our firm included in this Registration Statement

/s/ Arthur Andersen, LLP


Portland, Oregon
January 21, 1998